Exhibit 99.1

Investor Contacts	Media Contacts
Linda Ventresca	Joseph Kuo
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	(212) 521-4800
(441) 405-2727

AXIS CAPITAL REPORTS FOURTH QUARTER NET INCOME OF $131 MILLION AND FULL

YEAR NET INCOME OF $351 MILLION

FOURTH QUARTER DILUTED EARNINGS PER SHARE OF $0.88 AND

RETURN ON AVERAGE EQUITY OF 13.0% (ANNUALIZED)

Pembroke, Bermuda, February 9, 2009—AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income for the fourth quarter of 2008 of $131 million, or $0.88 per diluted common share, compared with net income of $306 million, or $1.89 per diluted common share, for the corresponding period in 2007. Net income for the full year of 2008 was $351 million, or $2.26 per diluted share, compared with $1,055 million, or $6.41 per diluted share, for the prior year.

Our operating income for the fourth quarter of 2008 was $163 million, or $1.09 per diluted share, compared with $296 million, or $1.83 per diluted common share, for the fourth quarter of 2007. The same item excluding foreign exchange gains, net of tax, for the fourth quarter of 2008 was $141 million, or $0.94 per diluted common share, compared with $296 million, or $1.83 per diluted common share, for the same period of 2007.

Operating income for the full year of 2008 was $436 million, or $2.81 per diluted share, compared with $1,050 million, or $6.38 per diluted common share for 2007. This same item excluding foreign exchange gains, net of tax, for 2008 was $391 million, or $2.52 per diluted common share, compared with $1,035 million, or $6.29 per diluted common share, for 2007.

AXIS Capital Holdings Limited 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Fourth Quarter and Full Year Highlights

•	Return on average common shareholders’ equity of 13.0% for the quarter (annualized) and 8.1% for the full year;

•	Strong underwriting results in both segments this quarter driving a 4% increase in underwriting income. Our combined ratio of 67.6% improved 3.2 points from the prior year quarter;

•

A consolidated combined ratio of 89.8% for the year compared with 75.3% in the prior year. The increase primarily reflects estimated net losses incurred from Hurricanes Ike and Gustav of $408 million, or 15.2 points. Our total estimated net losses from these hurricanes is unchanged from September 30, 2008;

•	Net favorable prior year reserve development in the quarter and full year of 2008 of $125 million and $376 million, respectively;

•

Pre-tax net investment losses in the quarter of $26 million compared to net investment income of $125 million in the prior year quarter. Our pre-tax net investment income for the year decreased 49% to $247 million. These reductions were primairly due to valuation declines on credit funds, and to a lesser extent hedge funds, resulting from the significant disruption in the global markets;

•	Strong operating cash flows of $297 million for the quarter and $1.5 billion for the year;

•

Shareholders’ equity of $4.5 billion, a decrease of 3% from September 30, 2008. This decline was driven by after-tax unrealized losses on our investment portfolio of $208 million and share repurchases of $50 million. This was partially offset by net income of $131 million in the quarter;

•	Diluted book value per common share of $25.79, a decrease of 2% from September 30, 2008, and 10% from December 31, 2007.

AXIS Capital Holdings Limited 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Commenting on the 2008 financial results, John Charman, Chief Executive Officer and President of AXIS Capital, stated: “In 2008, we have delivered $351 million in net income, a return on average common equity of 8% and, importantly, an excellent combined ratio of 90%. This result continues to positively reflect the diversity and strength of our global underwriting operations, but also reflects the negative impact of the extreme volatility of the global financial markets on our alternative investment portfolio, in particular, in 2008. Further, the decline in our book value per share during the year of 10% was primarily due to the unprecedented decline in asset values globally. Despite this, the overall conservative nature of our investment portfolio and liquidity position has held us in good stead.

In 2008, we estimate that our industry will digest over $60 billion in insured property and energy losses worldwide, AXIS’s market share of these losses is less than 1%. The year also presented some of the most challenging and previously uncorrelated market conditions we have experienced since the formation of AXIS and which prevailed throughout 2008. Importantly we successfully maintained our overall defensive underwriting posture against a market backdrop of often irrational and excessive pricing competition. We are comfortable that any expected loss activity related to the credit crisis and deteriorating global economic environment is manageable and well within acceptable loss parameters for us.

Through the last several months, we have seen strong signals that our view regarding a reinsurance-led hard market is coming to fruition. As we anticipated, the insurance markets are lagging the reinsurance market. We continue to believe the insurance markets will begin to respond positively from the middle of this year onwards. We have not, cannot and will not abandon our high underwriting and operational standards which, in some areas, means that we will continue to shrink our underwriting activity and our exposures. In most areas of our underwriting portfolio, we are in a very strong position to take advantage of any dislocations and ensuing opportunities.

Against the backdrop of these unprecedented adverse events, our fundamentals remain strong. Last week, Standard & Poor’s upgraded our financial strength ratings to A+ in recognition of the outstanding performance AXIS has delivered since the formation of our Company, our financial security and our strong enterprise risk management. Against the backdrop of a world which is increasingly more discerning with respect to counterparty financial strength, we are even more strongly positioned to capitalize on opportunities which will crystallize as this industry changing transitional period progresses. We expect the coming year will continue to present challenges, but our global, diversified and strongly capitalized company is more than prepared to meet these challenges and to positively re-position our global franchise as market conditions and changes unfold over the next couple of years.”

Segment Highlights

Insurance Segment

Our insurance segment reported underwriting income for the quarter of $97 million, down 8% from the fourth quarter of 2007. The current quarter underwriting result reflected a combined ratio of 60.2%, down 4.1 points from the prior year quarter. This reduction was driven by lower acquisition costs and general and administrative costs. These factors in the quarter were partially offset by lower net prior period favorable reserve development. Net favorable prior period reserve development was $60 million, or 20.5 points, this quarter compared with $71 million, or 24.2 points, in the fourth quarter of 2007. In addition, the current quarter’s underwriting result included a reduction of $20 million in the fair value of an insurance derivative contract, which is included in other insurance related income. For the full year, our insurance segment reported underwriting income of $187 million, down 50% from the prior year. The segment’s combined ratio for the full year increased 11.6 points to 80.8% for the year, driven by net losses incurred on Hurricane Ike and Gustav of $127 million, or 10.7 points.

Gross premiums written in our insurance segment decreased 12% to $449 million for the quarter and 10% to $1.8 billion for the full year. We reduced gross premiums written in many of our property and casualty lines of business this year as a result of continued competitive market conditions. In addition, gross premiums written for our credit and political risk book was negatively impacted by a reduction in available transactions during the second half of 2008 as capital flows slowed amidst the ongoing global financial crisis. Net premiums written in our insurance segment decreased 19% to $261 million for the quarter and 15% to $1.1 billion for the year. These decreases were due to the reduction in gross premiums written, the expansion of our reinsurance coverage during the year and a shift in business mix towards business with higher levels of ceded premiums.

AXIS Capital Holdings Limited 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Reinsurance Segment

Our reinsurance segment reported underwriting income for the quarter of $119 million, up 17% from the fourth quarter of 2007. The segment’s combined ratio decreased 5.5 points to 67.5%, primarily reflecting higher prior period net favorable reserve development. Net favorable prior period development was $65 million, or 17.8 points, this quarter compared with $21 million, or 5.6 points, in the fourth quarter of 2007. This was partially offset by an increase in the segment’s current accident year loss ratio of 6.7 points to 62.6%, due to higher property loss activity and increased loss activity arising from the ongoing global financial crisis. For the full year, our reinsurance segment reported underwriting income of $119 million, down 67% from the prior year. The segment’s combined ratio increased 15.8 points to 92.1% for the year, driven by net losses incurred on Hurricane Ike and Gustav of $281 million, or 18.7 points.

Our reinsurance segment reported gross premiums written of $78 million and $1,548 million in the quarter and full year 2008, respectively, compared to $64 million and $1,551 million in the corresponding periods of 2007.

Investments

Net investment losses for the quarter of $26 million compared to net investment income for the prior year quarter of $125 million. For the full year, net investment income decreased 49% to $247 million. We continued to generate growing net investment income from our fixed maturity investment portfolio, which increased 5% to $110 million for the quarter, and 17% to $432 million for the year. However, this was more than offset by a reduction in net investment income from our alternative investment portfolio (“other investments”) of $142 million for the quarter and $255 million for the year. These reductions were driven by valuation declines in our investments in credit funds, and to a lesser extent, hedge funds. The valuation of credit funds were negatively impacted by significant selling pressures in the bank loan market. Hedge funds, which are primarily exposed to long-biased equity strategies, were down in line with hedge fund benchmarks, but, as expected, performed better than the broader equity markets during 2008.

AXIS Capital Holdings Limited 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

We experienced net realized investment losses of $33 million and $85 million in the fourth quarter and full year of 2008, respectively, compared to net realized gains of $11 million and $5 million in the corresponding periods of 2007.

At December 31, 2008, net unrealized losses within our investment portfolio were $716 million, an increase of $218 million for the quarter and $743 million for the full year. The increase was primarily related to the widening of credit spreads on corporate bonds and non-agency mortgage-backed securities, and to a lesser extent, the impact of a strengthening U.S. Dollar on certain foreign-denominated investments, rather than issuer-specific credit events in the quarter.

At December 31, 2008, we held cash and cash equivalent balances of $1.8 billion, or 17%, of total cash and investments. Our fixed maturity investment portfolio, which represents 77% of total cash and investments, is well diversified, has a weighted average credit quality of AA+/Aa1 (with 92% of securities rated A-/A3 or better), and has a short average duration of approximately 2.5 years. At December 31, 2008, our fixed maturity investment portfolio included $3.5 billion in mortgage-backed securities. $2.4 billion, or 68%, of these securities carry the full faith and credit guarantee of the U.S. government. Of the remaining mortgage-backed securities, 98% had a credit quality of AAA/Aaa. At December 31, 2008, we also held $0.4 billion in asset-backed securities, of which 85% had a credit quality of AAA/Aaa. With respect to sub-prime and Alternative-A exposures in our fixed maturity investment portfolio, this remains a negligible portion of our total cash and investments at $132 million, or less than 1.3%, with the vast majority rated AAA/Aaa by major rating agencies. Our fixed maturity investment portfolio at December 31, 2008 also includes $2.1 billion of corporate debt with a weighted average credit quality of A/A2.

During the fourth quarter, we reduced the risk profile of our investment portfolio in response to current market conditions. These measures included increasing our asset allocation to cash and cash equivalents.

AXIS Capital Holdings Limited 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

We also continued to wind down our securities lending program during the current quarter. At December 31, 2008, we had outstanding security lending agreements approximating $406 million, compared with $848 million at December 31, 2007. The proceeds from these agreements are primarily invested in cash equivalents with a credit quality of A-1/P-q and short-term securities of AAA/Aaa.

Supplementary information on our investment portfolio at December 31, 2008 is available in the Investor Information section of our website.

Capitalization / Shareholders’ Equity

Total capitalization at December 31, 2008 was $5.0 billion, including $0.5 billion of long-term debt and $0.5 billion of preferred equity, compared to $5.7 billion at December 31, 2007. The reduction in capital this year was due to an increase in after-tax unrealized losses from our investment portfolio of $728 million, share repurchases totaling $291 million, and dividends to common shareholders of $121 million. These items were partially offset by net income in the year of $351 million.

At December 31, 2008, diluted book value per common share, on a treasury stock basis, was $25.79 and book value per common share was $29.08 compared to $28.79 and $32.69, respectively, at December 31, 2007.

AXIS Capital Holdings Limited 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Conference Call

We will host a conference call on Tuesday February 10, 2009 at 8:00 AM (Eastern) to discuss the fourth quarter financial results and related matters. The teleconference can be accessed by dialing (800) 860-2442 (U.S. callers) or (412) 858-4600 (international callers) approximately ten minutes in advance of the call. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com

In addition, a financial supplement relating to our financial results for the quarter ended December 31, 2008 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at December 31, 2008 of $4.5 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital has been assigned a senior unsecured debt rating of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2008 (UNAUDITED) AND 2007

	2008	2007
	(in thousands, except per share amounts)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$8,012,533	$8,331,666
Equity securities, available for sale, at fair value	107,283	7,746
Other investments, at fair value	492,082	638,241

Total investments	8,611,898	8,977,653
Cash and cash equivalents	1,820,673	1,332,921
Accrued interest receivable	79,232	87,338
Insurance and reinsurance premium balances receivable	1,185,785	1,231,494
Reinsurance recoverable balances	1,304,551	1,280,295
Reinsurance recoverable balances on paid losses	74,079	76,598
Deferred acquisition costs	273,096	276,801
Prepaid reinsurance premiums	279,553	242,940
Securities lending collateral	412,823	865,256
Net receivable for investments sold	—	86,356
Goodwill and intangible assets	60,417	61,653
Other assets	180,727	156,004

Total assets	$14,282,834	$14,675,309

Liabilities
Reserve for losses and loss expenses	$6,244,783	$5,587,311
Unearned premiums	2,162,401	2,146,087
Insurance and reinsurance balances payable	202,145	244,988
Securities lending payable	415,197	863,906
Senior notes	499,368	499,261
Other liabilities	233,082	175,134
Net payable for investments purchased	64,817	—

Total liabilities	9,821,793	9,516,687

Shareholders’ Equity
Preferred shares—Series A and B	500,000	500,000
Common shares	1,878	1,850
Additional paid-in capital	1,962,779	1,869,810
Accumulated other comprehensive (loss) income	(706,499)	22,668
Retained earnings	3,198,492	2,968,900
Treasury shares, at cost	(495,609)	(204,606)

Total shareholders’ equity	4,461,041	5,158,622

Total liabilities and shareholders’ equity	$14,282,834	$14,675,309

AXIS Capital Holdings Limited 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2008 AND 2007

	Quarters ended		Years ended
	2008	2007	2008	2007
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$658,286	$669,320	$2,687,181	$2,734,410
Net investment (loss) income	(26,012)	125,000	247,237	482,873
Net realized investment (losses) gains	(33,425)	10,778	(85,267)	5,230
Other insurance related (losses) income	(19,594)	273	(38,667)	3,911

Total revenues	579,255	805,371	2,810,484	3,226,424

Expenses
Net losses and loss expenses	273,837	290,546	1,712,766	1,370,260
Acquisition costs	83,916	90,574	366,509	384,497
General and administrative expenses	87,333	92,838	335,758	303,831
Foreign exchange gains	(22,347)	(349)	(43,707)	(16,826)
Interest expense and financing costs	7,884	7,912	31,673	51,153

Total expenses	430,623	481,521	2,402,999	2,092,915

Income before income taxes	148,632	323,850	407,485	1,133,509
Income tax expense	8,555	8,547	20,109	41,491

Net income	140,077	315,303	387,376	1,092,018
Preferred shares dividends	9,219	9,203	36,875	36,775

Net income available to common shareholders	$130,858	$306,100	$350,501	$1,055,243

Weighted average common shares and common share equivalents:
Basic	136,433	143,877	140,322	147,524

Diluted	149,363	161,732	155,320	164,515

Earnings per common share:
Basic	$0.96	$2.13	$2.50	$7.15

Diluted	$0.88	$1.89	$2.26	$6.41

Cash dividends declared per common share	$0.20	$0.185	$0.755	$0.68

AXIS Capital Holdings Limited 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE QUARTERS ENDED DECEMBER 31, 2008 AND 2007

	2008			2007
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
Gross premiums written	$448,941	$77,814	$526,755	$509,326	$63,539	$572,865
Net premiums written	260,934	78,539	339,473	322,111	63,044	385,155
Net premiums earned	292,585	365,701	658,286	293,338	375,982	669,320
Other insurance related (loss) income	(19,789)	195	(19,594)	123	150	273
Net losses and loss expenses	(109,945)	(163,892)	(273,837)	(101,652)	(188,894)	(290,546)
Acquisition costs	(17,677)	(66,239)	(83,916)	(28,911)	(61,663)	(90,574)
General and administrative expenses	(48,560)	(16,877)	(65,437)	(57,858)	(23,927)	(81,785)

Underwriting income	$96,614	$118,888	215,502	$105,040	$101,648	206,688

Corporate expenses			(21,896)			(11,053)
Net investment income			(26,012)			125,000
Net realized investment (losses) gains			(33,425)			10,778
Foreign exchange gains			22,347			349
Interest expense and financing costs			(7,884)			(7,912)

Income before income taxes			$148,632			$323,850

Net loss and loss expense ratio	37.6%	44.8%	41.6%	34.7%	50.2%	43.4%
Acquisition cost ratio	6.0%	18.1%	12.7%	9.9%	16.4%	13.5%
General and administrative expense ratio	16.6%	4.6%	10.0%	19.7%	6.4%	12.2%
Corporate expense ratio			3.3%			1.7%

Combined ratio	60.2%	67.5%	67.6%	64.3%	73.0%	70.8%

AXIS Capital Holdings Limited 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	2008			2007
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
Gross premiums written	$1,841,934	$1,548,454	$3,390,388	$2,039,214	$1,550,876	$3,590,090
Net premiums written	1,133,843	1,533,037	2,666,880	1,326,647	1,537,110	2,863,757
Net premiums earned	1,183,143	1,504,038	2,687,181	1,208,440	1,525,970	2,734,410
Other insurance related (loss) income	(39,862)	1,195	(38,667)	1,860	2,051	3,911
Net losses and loss expenses	(659,668)	(1,053,098)	(1,712,766)	(534,264)	(835,996)	(1,370,260)
Acquisition costs	(102,475)	(264,034)	(366,509)	(126,423)	(258,074)	(384,497)
General and administrative expenses	(193,881)	(68,690)	(262,571)	(175,810)	(69,721)	(245,531)

Underwriting income	$187,257	$119,411	306,668	$373,803	$364,230	738,033

Corporate expenses			(73,187)			(58,300)
Net investment income			247,237			482,873
Net realized investment (losses) gains			(85,267)			5,230
Foreign exchange gains			43,707			16,826
Interest expense and financing costs			(31,673)			(51,153)

Income before income taxes			$407,485			$1,133,509

Net loss and loss expense ratio	55.8%	70.0%	63.7%	44.2%	54.8%	50.1%
Acquisition cost ratio	8.6%	17.5%	13.6%	10.5%	16.9%	14.1%
General and administrative expense ratio	16.4%	4.6%	9.8%	14.5%	4.6%	9.0%
Corporate expense ratio			2.7%			2.1%

Combined ratio	80.8%	92.1%	89.8%	69.2%	76.3%	75.3%

AXIS Capital Holdings Limited 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION

OPERATING INCOME AND OPERATING INCOME EXCLUDING

FOREIGN EXCHANGE GAINS, NET OF TAX

FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2008 AND 2007

	Quarters ended		Years ended
	2008	2007	2008	2007
Income available to common shareholders	$130,858	$306,100	$350,501	$1,055,243

Adjustment for net realized investment losses (gains)	33,425	(10,778)	85,267	(5,230)
Adjustment for associated tax impact	(1,429)	514	194	(380)

Operating income	162,854	295,836	435,962	1,049,633

Adjustment for foreign exchange gains	(22,347)	(349)	(43,707)	(16,826)
Adjustment for associated tax impact	55	401	(934)	1,728

Operating income excluding foreign exchange gains, net of tax	$140,562	$295,888	$391,321	$1,034,535

Net income per share—diluted	$0.88	$1.89	$2.26	$6.41
Adjustment for net realized investment losses (gains)	0.22	(0.06)	0.55	(0.03)
Adjustment for associated tax impact	(0.01)	—	—	—

Operating income per share—diluted	$1.09	$1.83	$2.81	$6.38

Adjustment for foreign exchange gains	(0.15)	—	(0.28)	(0.10)
Adjustment for associated tax impact	—	—	(0.01)	0.01

Operating income excluding foreign exchange gains, net of tax	$0.94	$1.83	$2.52	$6.29

Weighted average common shares and common share equivalents—diluted	149,363	161,732	155,320	164,515

AXIS Capital Holdings Limited 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters, including Hurricanes Ike and Gustav. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims and coverage issues, (6) the failure of our cedants to adequately evaluate risks, (7) the loss of one or more key executives, (8) a decline in our ratings with rating agencies, (9) the loss of business provided to us by our major brokers, (10) changes in governmental regulations, (11) increased competition, (12), interest rate and/or currency value fluctuations, and (13) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

In this release, we have presented the following non-GAAP financial measures:

1.	Operating income. This represents net income available to common shareholders, before the after tax impact of net realized gains and losses on investments;

2.	Operating income, excluding the after tax impact of foreign exchange gains and losses.

We have included these measures as we believe that security analysts, rating agencies and investors believe that realized gains and losses and foreign exchange, where an actively managed foreign exchange program is not in place, are largely opportunistic and are a function of economic and interest rate conditions. As a result, we believe that they evaluate earnings before realized gains and losses and foreign exchange, adjusted for tax, to make performance comparisons with our industry peers.

AXIS Capital Holdings Limited 92 Pitts Bay Road, Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com